Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

OMEGA VENTURES, INC.

and

OTC CORPORATE TRANSFER SERVICE CO., INC.

DATED AS OF APRIL 19, 2006

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 19, 2006 by and between OMEGA VENTURES, INC., a Nevada corporation (“PARENT”, and OTC CORPORATE TRANSFER SERVICE CO. INC. a New York corporation (the “COMPANY”).

RECITALS

A.

Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 and in accordance with the Nevada General Corporation Law (“NEVAD LAW”). Parent and the company intend to enter into a business combination transaction.

B.

Immediately upon the Effective Time (as defined in Section 1.2) of the Merger (as defined herein), the Board of Directors of Parent (as the combined company resulting from such business combination transaction) will consist of a number between three (3) and seven (7) members, with designees of the Company, as set forth herein, to hold such seats and Parent shall have no right to name designees to hold any such seats. It is also contemplated that the senior management of the combined company will, as set forth herein, consist of senior management from the Company.

C.

The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company, and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

D.

The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long—term business strategy of Parent and fair to, and in the best interests of, Parent and is shareholders, (ii) has approved the Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Parent vote to approve the issuance of shares of Parent Common Stock (as defined herein) to the stockholders of the Company pursuant to the terms of the Merger.

E.

The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “CODE”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.

The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, the Company shall be merged with an into the Parent (the “Merger”), the separate corporate existence of the Company shall cease and the Parent shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the ‘SURVIVING CORPORATION.”

1.2.

Effective Time Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form required by Nevada Law (the “CERTIFICATE OF MERGER”), with the Secretary of State of the State of Nevada (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the ‘EFFECTIVE TIME”) as soon as practicable on or after the Closing Date (as defined herein). Unless the context otherwise requires, the term ‘AGREEMENT’ as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the “CLOSING”) shall take place at such location as the parties hereto agree in writing and at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, and in any event no later than April 20, 2006, or as such other time, date an location as the parties hereto agree in writing (the “CLOSING DATE”).

1.3.

Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Parent and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Parent and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.

Articles of Incorporation; Bylaws.

(a) At the Effective time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and by such Articles of Incorporation of the Surviving Corporation; the Surviving Corporation shall continue to be known as “Omega Ventures, Inc.” (or a variation thereof) in its Articles of Incorporation in the State of Nevada.

(b) The Amended and Restated Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

1.5.

Directors and Officers. As of the Effective Time, the Board of Directors of Surviving Corporation shall consist of Toni Zaks, or as otherwise designated by the Company, and the officers of the Company shall be designated by the Board of Directors as the officers of the Surviving Corporation. Each such director and officer shall serve until his respective successor is duly elected or appointed and qualified.

1.6.

Effect on Capital Stock. At the Effective time, by virtue of the Merger and without any action on the part of the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Attached as Schedule “A” are the sole owners of all the outstanding shares of the Company, will receive twenty million (20,000,000) shares of the Surviving Corporation in connection with the merger of the Company into Parent. The preferred shares shall be voting shares at a ratio of 1 to 1 as compared to the common shares and shall be convertible into common shares from and after the date that is 12 months from the Effective Date. These shares shall subsequently be forward split in connection with the provisions of Section 2.2.

1.7.

Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute reorganization within the meaning of Section 368 of the Code. The parties hereon adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.8.

Taking of Necessary Action, Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Company as follows:

2.1.

Organization of the Parent.

(a) the Parent is a corporation duly organized, validly existing and in good standing under the laws of state of Nevada; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Parent.

(b) The Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of the Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. The Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments. The Parent is in good standing with the state of Nevada.

2.2.

Parent Capital Structure. The authorized capital stock of the Parent consists of 100 million shares of Common Stock, $0.001 par value per share, of which there are approximately 23,566,433 shares issued and outstanding as of the Effective date, 1 million of which are free trading and in the float. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Parent or any agreement or document to which the Parent is a party or by which it is bound.

2.3.

Obligations With Respect to Capital Stock. There are no equity securities, partnership interest or similar ownership interest of any class of the Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interest, or similar ownership interests, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Parent or any of its subsidiaries is a party or by which it is bound obligating the Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, or any shares of capital stock, partnership interests or similar ownership interests of the Parent or any of its subsidiaries or obligating the Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Parent, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4.

Authority.

(a) The Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Parent’s stockholders and the filing of the Certificate of Merger pursuant to Nevada Law. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for the Parent’s stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by Parent constitutes a valid and binding obligation of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and deliver of this Agreement by the Parent does not and the performance of this Agreement by the Parent will not: (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Parent or the

equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of the Agreement and the approval of the Merger by the Parent’s stockholders and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.4(a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent’s rights or alter the rights or obligations of any third party under, or give to others any right5s of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries or its or any of their respective properties are bound or affected. The Parent indicates that there are no consents, waivers and approvals under any of the Parent’s or any of its subsidiaries’ agreements, contracts, licenses or lease that are required to effect this transaction.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“GOVERNMENTAL ENTITY”), is required by or with respect to the Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the Sate of Nevada, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the parent or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

2.5

Litigation. To the knowledge of the knowledge of the Parent, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Parent or any of its subsidiaries has received any notice of assertion nor, to the Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Parent or any of its subsidiaries which reasonably would be likely to be material to the Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.6.

Brokers’ and Finders’ Fees. Neither Party has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with that Agreement or any transaction contemplated hereby.

2.7.

Agreements, Contracts and Commitments. Neither the Parent nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Parent’s Board of Directors;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of ay of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Parent or any of its subsidiaries and any of its officers or directors;

(d) any agreement, contract or commitment containing any covenant limiting the freedom of the parent or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

(f) any material joint marketing or development agreement.

Neither the Parent nor any of its subsidiaries, nor to the Parent’s knowledge any other party to a Parent Contract as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment is referred to herein as a “PARENT CONTRACT”) in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party seek damages, which would be reasonably likely to be material to the Parent.

2.8.

Board Approval. The Board of Directors of the Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to and in the best interest of the Parent and its stockholders, (ii) to propose this Agreement for approval and adoption by the Parent’s stockholders and to declare the advisability o the Agreement, and (iii) to recommend that the stockholders of the Parent approve and adopt this Agreement and approve the Merger.

2.9.

Undisclosed Liabilities. Except to the extent reflected or reserved against in the Financial Statements provided to the Company, the Parent has no liens, encumbrances, judgments, payables, liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due, including, without limitation, liabilities for taxes (including interest and penalties thereon).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to the Parent as follows:

3.1.

Organization of Company.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on Company.

(b) Company has delivered or made available to the Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

(c) When used in connection with Company, the term “MATERIAL ADVERSE EFFECT” means, for purpose of this Agreement, any change, event or effect that I materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Company and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the networking industry as a whole, which conditions (in the case of subsection (i) or (ii)) do not affect Company in a material manner), or (iii) conditions that in the good faith judgment of Company’s Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

3.2.

Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is required for Company’s shareholders to approve the issuance of shares of Company Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by the Company, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.3.

Intellectual Property.

(a) To the knowledge of Company, the Company and it subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the “COMPANY IP Rights”).

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Company IP Rights to which the Company or any subsidiary of the Company is a party or by which, to its knowledge, it is bound or affected, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Rights or materially impair the rights of Company or the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof.

(c) To the knowledge of Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Company does not violate any license or agreement between Company and nay third party or infringe any intellectual property right of any other party.

(d) To the knowledge of the Company, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has Company received any written notice asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(e) Company has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of and its proprietary rights in, all Company IP Rights.

3.4.

Compliance; Permits; Restrictions.

(a) Company is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which Company or any of its in bound or affected, or (ii any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, threatened against Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of material property by Company or the conduct of business by Company as currently conducted.

(b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Company (collectively, the ‘COMPANY PERMITS”). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

(c)  Related Matters. The Company has no knowledge of any pending regulatory action of any sort against the Company or any Contract Manufacturer by a regulatory agency or any other duly authorized governmental authority which regulates the internet or the music industry in any jurisdiction which could have a Material Adverse Effect on the Company, or in any material way limit or restrict the ability of the Company to market its existing products.

3.5.

Litigation. To the knowledge of the knowledge of the Company, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which reasonably would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.6.

Brokers’ and Finders’ Fees. Except as otherwise set forth herein, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage of finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.7.

Ongoing Notice to Shareholders. The Surviving Corporation shall comply with applicable securities regulations with respect to issuing press releases and making other corporate disclosures.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.

Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and Parent agree, except to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same financial as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, except as permitted by the terms of this Agreement, without the prior written consent of the other, neither the Company nor Parent shall do any of the following:

(a) Transfer or license to any person or entity or otherwise extend, amend, or modify in any material respect any rights to the Company IP Rights or the Parent IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business consistent with past practice;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify and capital stock or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any capital stock;

(c) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than those contemplated under this Agreement;

(d) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manners, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate to the business of the Company or Parent, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

(f) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company or Parent, as the case may be, except in the ordinary course of business consistent with past practice;

(g) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or Parent, as the case may be, or guarantee any debt securities of others;

(h)

Take any action that would be reasonably likely to interfere with Parent’s ability to account for the Merger as a pooling of interests; or

(i)

Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (h) above; provided however that nothing in this Article IV shall be construed to limit or impair the Parent’s ability or willingness to sell its securities to private investors prior to the Effective Time.

4.2

Pink Sheets Quotation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall continue the quotation of its Common Stock on the Pink sheets during the term of this Agreement. Thereafter, the Surviving Corporation shall continue the quotation of its Common Stock on the Pink Sheets.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1

Confidentiality. As used in this Agreement, “Confidential Information” means all nonpublic information disclosed by the one party or its agents to the other or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential, or otherwise provided in connection with this Agreement. Confidential Information includes, without limitation (i) material nonpublic information relating to the Company’s or Parent’s business, technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (ii) information of any kind provided by one party to the other party that is not in the public domain. The parties to this Agreement may use Confidential Information only pursuant to its consummation of this Agreement. Except as expressly provided in this Agreement, each party agrees not to disclose Confidential Information to any person or entity without the other party’s prior written consent, except as may be required by law. Each party will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature.

5.2

Public Disclosure. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq.

5.3

Legal Requirements. Each of Parent and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection wit the consummation of the transactions contemplated by this Agreement. Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company will use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

5.4

Notification of Certain Matters. Parent will give prompt notice to the Company, and the Company will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at anytime from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of Parent or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5

Reasonably Commercial Efforts and Further Assurances. Subject to the respective rights and obligations of Parent and the Company under this Agreement, each of the parties to this Agreement will use its reasonably commercial efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither parent nor the Company nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.6

Board of Directors and Certain Officers of the Combined Company.

(a)

the Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent and the Surviving Corporation, immediately after the Effective Time, to consist of the persons named in Section 1.5 hereof (the “COMPANY DESIGNEES”). If, prior to the Effective Time, any of the Company Designees shall decline or4 be unable to serve as a director of Parent or the Surviving Corporation, the Company shall designate another person to serve in such person’s stead.

(b)

The Board of Directors of Parent will take all actions necessary to cause the appointment of the Company’s senior management as officers of Parent and the Surviving Corporation, immediately after the Effective Time, in accordance with Section 1.5 hereof.

ARTICLE VI

CONDITIONS TO CLOSING

6.1

Conditions to Obligations of Each Party to Close the Transaction. The respective obligations of each party to this Agreement to perform hereunder shall be subject to the satisfaction at or prior to the Effective Time of the following conditions.

(a)

Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company and Parent.

(b)

No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)

Pink Sheets Quotation. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall be authorized for quotation on the Pink Sheets.

(d)

Funds in Parent. Parent shall have $950,000 deposited in its bank accounts, which shall remain as assets of the Surviving Corporation.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1

Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock in connection with the Merger by the shareholders of Parent:

(a)

by mutual written consent duly authorized by the Board of Directors of Parent and the Company;

(b)

by either the Company or Parent if the Merger shall not have been consummated by April 21, 2006, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)

by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an “ORDER’), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable:

(d)

by either the Company or Parent if the required approvals of the stockholders of the Company or the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefore or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

(e)

by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable prior to March 1, 2006 by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) provided Parent continues to exercise such commercially reasonable efforts to cure such breach; or

(f)

by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable prior to June 1, 2006 by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) provided the Company continues to exercise such commercially reasonable efforts to cure such breach. 7.2 Notice of Termination; Effect of Termination.

(i)

by the Company if at any time prior to the Effective Time (including any extension of the Effective Time) if Parent loses the quotation of its Common Stock on the Pink Sheets.

7.2

Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3

Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1

Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Parent contained in this Agreement shall survive the Effective Time and any termination of this Agreement.

8.2

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice) :

(a)

if to Parent to:

Lawrence Hartman – CEO

Omega Ventures, Inc.

______________________

______________________

PH – (800) 230-2249

Fax – (954) 337-2919

(b)

if to the Company to:

Toni Zaks - President

OTC Corporate Transfer Service Co, Inc.

52 Maple Run Drive

Jericho, New York 11753

Telephone No: (516) 932-2080

Fax. - (516) 932-2078

8.3

Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “THE BUSINESS OF” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be “deemed to include” all direct and indirect subsidiaries of such entity. References herein to “Sections” are references to Sections hereof unless otherwise stated herein.

8.4

Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign same counterpart.

8.5

Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the confidentiality agreement herein contained in Section 5.2 hereof shall continue in full force and effect until the Closing and shall survive any termination of this Agreement for a period of five (5) years; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided herein.

8.6

Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7

Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any othere remedy to which they are entitled at law or in equity.

8.8

Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such process.

8.9

Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10

Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

OMEGA VENTURES, INC.
a Nevada corporation

By:	/s/ LAWRENCE HARTMAN
Name:	Lawrence Hartman
Title:	CEO

OTC Corporate Transfer Service Co. Inc.
a New York corporation

By:	/s/ TONI ZAKS
Name:	Toni Zaks
Title:	President